Exhibit G

February 15, 2011

Dice Holdings, Inc.
1040 Avenue of the Americas, 16th Floor,
New York, New York 10018

Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made of the common stock (the “Securities”) of Dice Holdings, Inc. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Jefferies & Company, Inc. (“Jefferies” or the “Representative”).  In addition, the undersigned agrees that, without the prior written consent of the Representative, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities, except as such demand or exercise will not require or permit any public filing or other public disclosure to be made in connection therewith until after the expiration of the Lock-Up Period.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 75 days after the public offering date set forth on the final prospectus supplement used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement.  Any Securities acquired by the undersigned in the open market will not be subject to this Agreement.  The restrictions of this Agreement shall not apply to a transfer of Securities (i) to any beneficiary of the undersigned pursuant to a will, other testamentary document or applicable laws of descent, (ii) as a bona fide gift or (iii) to a family member or trust may be made, provided that, in each case, the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made when required) and such transfer shall not involve a disposition for value (provided that in the case of transferees that are charitable organizations or trusts that receive Securities from Quadrangle Group LLC or any of its affiliates (the “Quadrangle” entities), the lock-up agreements applicable to such entities will permit such transferees to collectively sell under rule 144 under the Securities Act of 1933 up to 60,000 shares of Securities, provided that such sales are made only through Jefferies and that no such sales are made during the first 7 days of the Lock-Up Period.  In addition, notwithstanding the foregoing, (i) if the undersigned is a corporation, partnership or limited liability company, such entity (and its transferees or distributees) may transfer or distribute the Securities to any wholly-owned subsidiary of such entity or to the partners, members, stockholders or affiliates of such entity, or to a charitable or family trust, provided that the transferee or distributee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made when required and, if the undersigned is a Quadrangle entity, a filing on Form 4 may be made by the undersigned during the Lock-Up Period in connection with a transfer from the undersigned to Quadrangle GP Investors II LP, QCP GP Investors II LLC (“QCP”), the managing members of QCP and the estate planning vehicles of such managing members if the undersigned provides written notice to the Representative at least three business days prior to such proposed transfer) and such transfer shall not involve a disposition for value and (ii) the undersigned may establish a Rule 10b5-1 trading plan or modify an existing 10b5-1 trading plan during the Lock-Up Period; provided that (a) no transactions thereunder are made until after expiration of the Lock-Up Period and (b) no public disclosure of such plan or modification shall be required or voluntarily made until after expiration of the Lock-Up Period. Notwithstanding the foregoing, this Agreement shall not apply to the sale of any Securities to the Underwriters pursuant to the Underwriting Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before March 15, 2011 or earlier if the Company has provided written notice to the undersigned that it has determined not to pursue the offering.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, QUADRANGLE CAPITAL PARTNERS II-A LP

By:	Quadrangle GP Investors II LP, its general partner

By:	QCP GP Investors II LLC, its general partner

By:	Quadrangle Holdings LLC, its managing member

By:	/s/ Peter Ezersky
	Name:	Peter Ezersky
	Title:	Managing Member